Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 14, 2008

NW Natural Reports Strong 2007 Results

Full-Year Financial & Operating Highlights

•        Achieved 2007 earnings per share of $2.76 on net income of $74.5 million, a 21 percent increase in earnings per share and a 17 percent increase in net income over 2006. Fourth quarter earnings per share were $1.11 compared to $1.09 in 2006

•        Produced cash flow from operations in 2007 of $183.6 million, resulting in positive free cash flow for the year

•        Improved overall residential customer satisfaction rating among gas utilities to second-best nationally and best in the West

•        Renewed the Conservation Tariff and weather normalization mechanisms in Oregon through October 2012, and implemented the innovative Smart Energy carbon-offset program

•        Increased the company’s Mist gas storage capacity by 1.8 billion cubic feet (Bcf) to approximately 16 Bcf

•        Announced a successful open season and plans to file for development of a 20 Bcf underground natural gas storage facility in Central California

•        Announced creation of the Palomar Gas Transmission joint venture to develop a new natural gas transmission pipeline in Oregon

•        Completed a $250 million, five-year syndicated credit facility

•        Standard and Poors confirmed the company’s low risk profile and its secured debt rating of AA-

•        Moody’s Investors Service confirmed the company’s senior secured debt rating of A2 and changed the ratings outlook to positive from stable

•        Increased the dividend on common stock to 37.5 cents per share, or a 6 percent increase, in October 2007 to an indicated annual rate of $1.50 per share

•        Achieved customer growth of 2.4 percent

•        Established earnings guidance for 2008 of $2.48-$2.63 per share

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported net income for the 12 months ended Dec. 31, 2007 of $74.5 million, or $2.76 per share, compared to net income of $63.4 million, or $2.29 per share, a 21 percent increase in earnings per share for the year. Results were mainly driven by gas commodity savings, implementation of Senate Bill 408 in Oregon, continued utility customer growth, and higher gas storage results.

“2007 was a remarkable year for NW Natural,” said Chief Executive Officer Mark Dodson. “Our core utility operations performed well despite slower customer growth, and gas storage operations continued to post strong financial results. In addition, initiatives identified in our operational review are essentially in place, which helped manage core utility costs in 2007 to a normalized growth rate of one percent.”

“Our new growth projects – the 20 Bcf Gill Ranch underground natural gas storage facility and the Palomar pipeline – are also progressing well, with a decision made last month to fund the next steps at Gill Ranch due to the strong level of interest we received from potential customers,” Dodson said.

“Finally, being ranked second in the nation and best in the West by J.D. Power for customer satisfaction was among the best news of the year,” Dodson added.

Full year (12 months) financial and operating highlights

•	Higher net income and earnings per share

As noted, for the 12-month period ending Dec. 31, 2007, net income increased 17 percent to $74.5 million or $2.76 per share (a 21 percent increase), compared to $63.4 million or $2.29 per share in 2006. Average common shares outstanding decreased by 3 percent in 2007, due to the company’s share repurchase program. For the 12 month period, utility operations provided net income of $65.0 million ($2.41 per share), compared to $56.7 million ($2.05 per share) in 2006. Gas storage contributed $8.7 million (32 cents per share), compared to $6.0 million (21 cents per share) in 2006. Other non-utility activities resulted in net income of $0.8 million (3 cents per share) for both the 2007 and 2006 periods.

•	Operating results up on higher sales, incentive sharing for gas costs, a regulatory income tax adjustment and strong gas storage results

NW Natural’s total gas sales and transportation deliveries in 2007, excluding deliveries of gas stored for others, were 1.21 billion therms, up 2 percent from 1.19 billion therms in 2006, due mainly to more customers and colder than average weather.

Gas sales to residential and commercial customers in 2007 were 649 million therms, up 4 percent from 2006, due to customer growth and weather that was 7 percent colder than last year and 3 percent colder than average.

Residential and commercial sales, before weather normalization and conservation adjustments, contributed $299.7 million to margin, up 4 percent from $288.3 million in 2006, primarily due to customer growth. The company’s weather normalization and decoupling mechanisms decreased margin by $2.0 million for the 2007 period, compared to a reduction to margin of $0.3 million in 2006, primarily due to colder weather in 2007. In addition, increased gas cost savings contributed $12.1 million, compared to $8.1 million last year, and a regulatory adjustment related to income taxes paid added $6.0 million.

Gas deliveries to industrial and transportation customers were 566.4 million therms, less than 1 percent lower than in 2006, while margins were 3 percent lower, primarily due to a higher percentage of volumes in lower margin special contract rate schedules.

NW Natural provides gas storage services to customers in the interstate and intrastate gas markets from its Mist gas storage field, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in 2007 were $8.7 million, compared to $6.0 million in 2006, for a 46 percent increase in net income. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers. For 2007, $30.5 million of gas cost savings were deferred for later credit to customers due to the company’s commodity cost sharing mechanism, and the company’s share of savings for the year contributed $12.1 million to margin, equivalent to 27 cents per share of earnings. In Washington, 100 percent of all gas costs are passed through to customers.

As reported previously, based upon rules related to Oregon utility income tax legislation (formerly referred to as Oregon SB 408) issued in September 2007, the company estimates the utility is entitled to recover $1.7 million from customers starting in June 2008 because more taxes were paid than collected in rates for the 2006 tax year, and estimates the recovery for the 12 months ended Dec. 31, 2007 to be $4.3 million, for a combined total surcharge to customers of $6.0 million that was included in 2007 results.

•	Mist field adds 1.8 Bcf of storage capacity

NW Natural continued to expand the Mist gas storage field in northwest Oregon with the drilling of the St. Helens reservoir earlier this year and the addition of new injection and withdrawal wells. The new additions expanded Mist’s storage capacity to approximately 16 Bcf from about 14 Bcf, and increased throughput capacity to 515 million cubic feet of gas per day.

•	Gill Ranch Storage reports successful open season and plans to file for development of a 20 Bcf California gas storage facility

Gill Ranch Storage, LLC (GRS), a subsidiary of NW Natural, conducted a successful market evaluation of the potential for a 20 Bcf underground depleted gas reservoir storage facility located approximately 25 miles west of Fresno, Calif. In the spring of 2008, GRS expects to file an application with the California Public Utilities Commission for the required permit, authorizing it to construct facilities and provide service at market-based rates. If constructed, the first phase of the project is estimated to have an initial total capacity of about 20 Bcf, with 15 Bcf of that capacity owned by GRS and 5 Bcf owned by Pacific Gas and Electric Company (PG&E, NYSE: PCG). Gill Ranch will own 75 percent of the capacity and investment in the project and PG&E will own 25 percent. Investment by GRS in the initial phase of the project is estimated at approximately $150 million, with 2008 capital expenditures by GRS estimated at about $10 million for various permitting and development activities. The project will also include a 25-mile pipeline to connect with PG&E’s system. As currently planned, the Gill Ranch storage facility is scheduled to be in service by late 2010.

•	Palomar Gas Transmission update

NW Natural and TransCanada Pipelines Limited (TransCanada) are currently conducting public meetings and have submitted a “pre-filing” with the Federal Energy Regulatory Commission (FERC) in advance of filing an anticipated draft environmental impact statement as part of plans to develop a new natural gas transmission pipeline to serve Oregon and other western U.S. markets as early as late 2011. The proposed project is being designed to provide enhanced deliverability and reliability into the region. The project has been designed so that, if a liquefied natural gas (LNG) terminal is built on the Columbia River, the pipeline could be extended by 110 miles, to approximately 220 miles in total length, to serve the LNG terminal. The estimated total investment for the initial 110-mile eastern section of the pipeline is $300-350 million in current dollars, and an estimated $650-700 million to complete the full 220-mile pipeline. TransCanada, through its GTN subsidiary, and NW Natural will be equal owners of the pipeline. If constructed, the estimated in-service date for the Palomar pipeline is late 2011.

•	Customer growth remains above national average

NW Natural’s customer growth continued at a rate above the national average at 2.4 percent for the trailing 12-month period. However, as in other parts of the country, the pace of new home construction has slowed in the company’s service territory. At Dec. 31, 2007, the company had more than 652,000 customers, adding about 15,500 customers in 2007. In addition, while the pace of new home construction slowed in 2007, the company’s conversions of customers from other fuel sources to natural gas increased by 1.5 percent in 2007 over the prior year.

•	NW Natural named best utility in the West and #2 in nation for customer satisfaction by J.D. Power and Associates

For the first time in the company’s history, NW Natural earned the highest ranking among western utilities, and second-highest rating in the nation, in the 2007 J.D. Power and Associates gas utility residential customer satisfaction survey among participating utilities. The company ranked first nationwide in a number of categories, including ease of customer billing and payment, company image and field service. Last year, the company ranked third nationally and second best in the West.

•	Key regulatory highlights

NW Natural received approval from the Public Utility Commission of Oregon in September to extend both the company’s weather normalization mechanism and conservation tariff, commonly referred to as a decoupling mechanism, until late 2012.

As part of an agreement between NW Natural, commission staff, and various customer and environmental groups, all parties agreed to extend both mechanisms and to limit NW Natural from filing a general rate case before late 2011, subject to certain exceptions, including the occurrence of extraordinary events or specific projects such as additional investments in the company’s pipeline integrity management program, or the expanded implementation of automated meter reading if an existing joint meter-reading program with a local electric utility ends. The company will continue to make annual rate changes under its annual PGA mechanism in Oregon to cover changes in gas costs.

NW Natural also became the first stand-alone gas distribution company in the country to implement a carbon-offset alternative during the year, called Smart Energy, to help address climate change issues. This voluntary program allows customers to offset the carbon dioxide emissions related to their natural gas use. NW Natural was also the first customer of the program.

•	O&M results on target, minus incremental spending

“Operations and maintenance expenses for the full year increased approximately 5 percent, compared to a 1 percent increase in 2006,” according to Chief Financial Officer David Anderson. “The increase in expenses resulted primarily from higher employee compensation and benefit costs, plus costs for certain strategic initiatives that were accelerated into 2007 based on strong first quarter operating results.” Anderson added. “We were able to reinvest approximately $5 million in our system with most of the expenditures occurring in the third and fourth quarters. Absent this incremental spend, core O&M would have increased one percent.”

•	Credit rating agencies reaffirm the company’s strong financial condition and NW Natural completes $250 million credit facility

In July, Moody’s Investors Service changed the company’s ratings outlook to positive from stable, reflecting the company’s improving credit ratios, as evidenced by NW Natural’s growth in earnings, strong balance sheet and cash flows from operations, conservative financial management and manageable customer growth under a supportive regulatory framework. Moody’s also reaffirmed the company’s senior debt rating of A2, the senior unsecured debt rating of A3 and its commercial paper rating of P-1.

Standard and Poors reaffirmed the company’s senior secured debt rating of AA-, commercial paper rating of A-1+ and the company’s stable outlook.

NW Natural also established a $250 million credit facility in late May, to be used primarily to provide back-up support for notes issued under its commercial paper program. This credit facility has a five-year term and replaced credit lines totaling $200 million that were due to expire in 2010.

•	Cash flows and capital structure

Cash provided by operations in 2007 was a record $183.6 million, compared to $148.6 million in 2006. Cash flows reflect improved operating results and higher deferred gas cost benefits. Cash used in investing activities totaled $117.4 million in the period, compared to $90.6 million in 2006, with the increase primarily reflecting non-utility investments to expand capacity at the Mist storage field, as well as initial costs for Gill Ranch storage and Palomar pipeline investments. NW Natural produced free cash flow (cash provided by operating activities less cash used in investing activities less common dividends paid) of $27.5 million in 2007, compared to $19.7 million in 2006.

NW Natural’s capitalization at Dec. 31, 2007 reflected 47 percent common equity, 41 percent long-term debt, and 12 percent short-term debt. This compares to 48 percent common equity, 42 percent long-term debt, and 10 percent short-term debt at Dec. 31, 2006.

For the full year, NW Natural repurchased 963,428 shares of its common stock as part of the company’s previously announced share repurchase program. As of Dec. 31, 2007, the company had 26.4 million shares outstanding.

Fourth quarter financial and operating highlights

Earnings for the fourth quarter of 2007 were $29.7 million ($1.11 per share), compared to $30.1 million ($1.09 per share) in the same 2006 period, a 2 percent increase in earnings per share.

•	Quarterly financial results equivalent to 2006

Results of operations produced net income for the quarter of $29.7 million ($1.11 per share), compared to net income of $30.1 million ($1.09 per share) based on 4 percent fewer shares at Dec. 31, 2007 than in 2006. The company’s utility operations contributed earnings of $27.6 million ($1.03 per share), compared to $28.4 million ($1.03 per share) in 2006. Gas storage contributed net income of $1.7 million (6 cents per share), compared to net income of $1.2 million (4 cents per share) last year. Other non-utility activities resulted in net income of approximately $0.4 million (2 cents per share), compared to net income of $0.5 million (2 cents per share) in 2006.

•	Operational results on target

The company’s total gas sales and transportation deliveries in the fourth quarter of 2007, excluding deliveries of gas stored for others, were 383 million therms, up 4 percent from 369 million therms delivered in 2006. The increase in total deliveries primarily resulted from customer growth, with residential and commercial use slightly higher than last year. Margin from utility operations was $112.5 million, up from $108.8 million in 2006, mainly due to a higher contribution from residential and commercial customers and a regulatory adjustment related to income taxes paid.

Volumes sold to residential and commercial customers in the fourth quarter of 2007 were 230 million therms, a 4 percent increase compared to 221 million therms in 2006, due primarily to customer growth in the period and weather that was 5 percent colder than average and four percent colder than last year. Residential and commercial sales contributed $101.9 million to margin in the quarter, up slightly from $99.4 million last year. The company’s decoupling and weather mechanisms in Oregon reduced margin by a net $0.8 million in the current quarter, compared to a net margin reduction of $0.4 million in 2006.

Gas deliveries to industrial customers in the fourth quarter were 153 million therms, up from 148 million therms in 2006, and margin was roughly equivalent to 2006 levels at $8.3 million.

Earnings from gas storage in the fourth quarter were $1.7 million (6 cents per share), compared to $1.2 million (4 cents per share) in last year’s quarter. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

Operations and maintenance expenses in the fourth quarter of 2007 increased 10 percent over last year. The increase is mainly due to higher employee incentive compensation and benefit costs, plus incremental spend for certain strategic initiatives that were added into 2007 based on strong first quarter operating results, as mentioned previously. Excluding incremental expenditures for the quarter of approximately $3.3 million, core O&M expense would have been slightly lower than in last year’s period.

Outlook for 2008

The company’s earnings guidance assumes normal weather conditions, continued customer growth, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing regulatory policies. The company also does not forecast gains or losses that may occur from the company’s commodity cost sharing mechanism.

NW Natural expects earnings per share for 2008 to be within the range of $2.48-$2.63. The company considers this earnings guidance to be consistent with its targeted long-term earnings per share growth of 5 percent or more since 2007 results included such items as commodity cost sharing gains that we do not consider on an ongoing basis. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.

David Anderson, CFO, said, “We were encouraged with our results in 2007, including being free cash flow positive for the second year in a row. We continue to take actions to ensure our financial condition remains strong in 2008 and into the future by implementing further improvements focused on keeping cost increases below customer growth levels. We remain committed to maintaining strong investment grade credit ratings, which currently are at A or above.”

Dividend Declaration

On Jan. 3, 2008, the company declared a quarterly dividend of 37.5 cents per share payable Feb. 15, 2008, to shareholders of record on Jan. 31, 2008. The annual indicated dividend rate is $1.50 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on a diluted cents per share basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and web cast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 14, 2008, to review the company’s fourth quarter and full-year financial results for the period ending Dec. 31, 2007.

To hear the conference call live, please dial 1-800-860-2442 from anywhere in the United States, and 1-412-858-4600 from international points, including Canada. A replay of the call will be available until March 14, 2008. To access the recording, please call 1-877-334-7529 and enter the conference identification pass code (414823#). To hear the replay from international locations, please dial 1-412-317-0088. To hear the conference by web cast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2006 Annual Report on Form 10-K, and in “Forward-Looking Statements” following Part I, Item 2, of the company’s Quarterly Report on Form 10-Q for the most recent period, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves more than 652,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. NW Natural is also among the fastest-growing local distribution companies in the nation. The company has approximately $2.0 billion in total assets, which includes 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company also has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 52 consecutive years.

Contacts:

Northwest Natural Gas Company

Investor Contact:

Bob Hess, 503-220-2388

Bob.Hess@nwnatural.com

or

Press Contact:

Steve Sechrist, 503-220-2594

Steve.Sechrist@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	12/31/07	12/31/06	Change	% Change
Gross Operating Revenues	$331,608	$336,888	$(5,280)	(2%)
Net Income	$29,713	$30,112	$(399)	(1%)
Average Shares of Common Stock Outstanding	26,447	27,456	(1,009)	(4%)
Basic Earnings Per Share of Common Stock	$1.12	$1.10	$0.02	2%
Diluted Earnings Per Share of Common Stock	$1.11	$1.09	$0.02	2%

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/07	12/31/06	Change	% Change
Gross Operating Revenues	$1,033,193	$1,013,172	$20,021	2%
Net Income	$74,497	$63,415	$11,082	17%
Average Shares of Common Stock Outstanding	26,821	27,540	(719)	(3%)
Basic Earnings Per Share of Common Stock	$2.78	$2.30	$0.48	21%
Diluted Earnings Per Share of Common Stock	$2.76	$2.29	$0.47	21%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	December 31, 2007	December 31, 2006
Assets:
Plant and property:
Utility plant	$2,052,161	$1,963,498
Less accumulated depreciation	615,533	574,093

Utility plant - net	1,436,628	1,389,405

Non-utility property	67,149	42,652
Less accumulated depreciation and amortization	7,904	6,916

Non-utility property - net	59,245	35,736

Total plant and property	1,495,873	1,425,141

Current assets:
Cash and cash equivalents	6,107	5,767
Accounts receivable	69,442	82,070
Accrued unbilled revenue	78,004	87,548
Allowance for uncollectible accounts	(2,890)	(3,033)
Regulatory assets	15,686	31,509
Fair value of non-trading derivatives	2,903	5,109
Inventories:
Gas	71,079	68,576
Materials and supplies	8,865	9,552
Income taxes receivable	122	—
Prepayments and other current assets	25,569	21,695

Total current assets	274,887	308,793

Investments, deferred charges and other assets:
Regulatory assets	177,850	164,771
Fair value of non-trading derivatives	324	1,448
Other investments	54,070	47,985
Other	11,179	8,718

Total investments, deferred charges and other assets	243,423	222,922

Total assets	$2,014,183	$1,956,856

Capitalization and liabilities:
Capitalization:
Common stock	$331,595	$371,127
Earnings invested in the business	266,658	230,774
Accumulated other comprehensive income (loss)	(3,502)	(2,356)

Total common stock equity	594,751	599,545
Long-term debt	512,000	517,000

Total capitalization	1,106,751	1,116,545

Current liabilities:
Notes payable	143,100	100,100
Long-term debt due within one year	5,000	29,500
Accounts payable	119,731	113,579
Taxes accrued	13,259	21,230
Interest accrued	2,827	2,924
Regulatory liabilities	61,326	11,919
Fair value of non-trading derivatives	14,829	38,772
Other current and accrued liabilities	29,794	21,455

Total current liabilities	389,866	339,479

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	206,340	210,084
Regulatory liabilities	213,764	202,982
Pension and other postretirement benefit liabilities	41,619	52,690
Fair value of non-trading derivatives	3,758	11,031
Other	52,085	24,045

Total deferred credits and other liabilities	517,566	500,832

Commitments and contingencies (see Note 12)	—	—

Total capitalization and liabilities	$2,014,183	$1,956,856

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (year ended December 31)	2007	2006
Operating activities:
Net income	$74,497	$63,415
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	68,343	64,435
Deferred income taxes and investment tax credits	(5,252)	(16,440)
Undistributed earnings from equity investments	(130)	(191)
Deferred gas costs - net	38,665	20,752
Gain on sale of non-utility investments	(1,544)	(495)
Income from life insurance investments	(1,939)	(2,609)
Non-cash expenses related to qualified defined benefit pension plans	4,387	5,500
Deferred environmental expenditures	(8,842)	(6,675)
Deferred regulatory costs and other	(2,940)	14,533
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	22,029	(3,722)
Inventories of gas, materials and supplies	(1,816)	8,033
Income taxes receivable	(122)	13,234
Prepayments and other current assets	(6,528)	2,952
Accounts payable	5,841	(21,708)
Accrued interest and taxes	(8,068)	8,511
Other current and accrued liabilities	7,059	(959)

Cash provided by operating activities	183,640	148,566

Investing activities:
Investment in utility plant	(93,785)	(95,307)
Investment in non-utility property	(24,442)	(1,773)
Proceeds from sale of non-utility investments	2,628	2,517
Proceeds from life insurance	881	4,009
Contributions to non-utility equity investments	(5,413)	—
Other	2,652	(13)

Cash used in investing activities	(117,479)	(90,567)

Financing activities:
Common stock issued, net of expenses	2,180	3,913
Common stock repurchased	(44,627)	(15,971)
Long-term debt issued	—	25,000
Long-term debt retired	(29,500)	(8,000)
Change in short-term debt	43,000	(26,600)
Cash dividend payments on common stock	(38,613)	(38,298)
Other	1,739	581

Cash used in financing activities	(65,821)	(59,375)

Increase (decrease) in cash and cash equivalents	340	(1,376)
Cash and cash equivalents - beginning of period	5,767	7,143

Cash and cash equivalents - end of period	$6,107	$5,767

Supplemental disclosure of cash flow information:
Interest paid	$38,508	$39,294
Income taxes paid	$56,215	$31,270

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Fourth Quarter - 2007

	3 Months Ended December 31,		% Change	12 Months Ended December 31,		% Change
(Thousands, except per share amounts)	2007	2006		2007	2006
Gross Operating Revenues	$331,608	$336,888	(2%)	$1,033,193	$1,013,172	2%
Cost of Sales	207,367	217,087	(4%)	639,150	648,156	(1%)
Revenue Taxes	7,988	8,177	(2%)	25,001	24,840	1%

Net Operating Revenues	116,253	111,624	4%	369,042	340,176	8%

Operating Expenses:
O&M	36,118	32,764	10%	120,488	114,560	5%
General Taxes	5,731	5,185	11%	25,288	24,419	4%
D&A	17,413	16,447	6%	68,343	64,435	6%

Total Operating Expenses	59,262	54,396	9%	214,119	203,414	5%

Income from Operations	56,991	57,228	—	154,923	136,762	13%
Other Income and Expense - net	652	892	(27%)	1,445	2,134	(32%)
Interest Charges - net of amounts capitalized	10,048	10,427	(4%)	37,811	39,247	(4%)
Income Tax Expense	17,882	17,581	2%	44,060	36,234	22%

Net Income	$29,713	$30,112	(1%)	$74,497	$63,415	17%

Common Shares Outstanding:
Average for Period - basic	26,447	27,456		26,821	27,540
Average for Period - diluted	26,663	27,597		26,995	27,657
End of Period	26,407	27,284		26,407	27,284
Earnings per Share:
Basic	$1.12	$1.10		$2.78	$2.30
Diluted	$1.11	$1.09		$2.76	$2.29
Dividends Paid Per Share	$0.375	$0.355		$1.44	$1.39
Book Value Per Share - end of period	$22.52	$21.97		$22.52	$21.97
Market Closing Price - end of period	$48.66	$42.44		$48.66	$42.44
Balance Sheet Data - end of period:
Total Assets	$2,014,183	$1,956,856		$2,014,183	$1,956,856
Common Stock Equity	$594,751	$599,545		$594,751	$599,545
Long-Term Debt (including amounts due in one year)	$517,000	$546,500		$517,000	$546,500
Operating Statistics:
Total Customers - end of period	652,012	636,584	2.4%	652,012	636,584	2.4%
Gas Deliveries (therms)
Res. & Comm. Customers	230,282	221,089		648,619	625,348
Industrial Firm	13,525	15,109		52,340	66,971
Industrial Interruptible	23,651	22,952		89,128	112,736
Transportation	115,655	109,927		424,882	387,594

Total	383,113	369,077		1,214,969	1,192,649
Gas Revenues
Res. & Comm. Customers	$288,628	$293,550		$854,112	$827,134
Industrial Firm	13,582	15,830		54,567	66,986
Industrial Interruptible	18,723	19,680		74,876	93,107
Transportation	3,674	3,608		14,191	12,800
Regulatory adjustment for income taxes	1,683	—		5,996	—
Other Revenues	1,562	1,367		12,228	161

Total	$327,852	$334,035		$1,015,970	$1,000,188
Cost of Gas Sold	$207,346	$217,067		$639,094	$648,081
Revenue Taxes	$7,988	$8,177		$25,001	$24,840
Net Operating Revenues (Utility Margin)	$112,518	$108,791		$351,875	$327,267
Degree Days
Average (25-year average)	1,613	1,613		4,265	4,265
Actual	1,701	1,624		4,374	4,089
Colder (Warmer) than Average	5%	1%		3%	(4%)